Exhibit 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports First Quarter Fiscal Year 2005 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net profit of $0.7 million for the first quarter ended March 31, 2005.  This compares to a net profit of $1.4 million for the fourth quarter ended December 31, 2004 and a net loss of $9.9 million for the first quarter ended March 31, 2004.  Net sales for the first quarter ended March 31, 2005 increased $14.2 million to $128.5 million compared to $114.4 million for the fourth quarter ended December 31, 2004 and $121.0 million for the first quarter ended March 31, 2004.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “Our improved financial performance is the result of our continuous improvement initiatives and the strengthening market conditions experienced over the last year.  The implementation of these initiatives by our employees produced significant improvements in our cost structure, product quality and customer satisfaction.  This has allowed us to offset some of the increased cost pressures we are experiencing from raw material, energy and transportation prices.”

Key Business Highlights

•                  The moderation of uncoated paper market demand seen in the fourth quarter ended December 31, 2004 has continued into the first quarter ended March 31, 2005.  While paper pricing in the first quarter ended March 31, 2005 has significantly improved over first quarter ended March 31, 2004, it has softened in some of the commodity products, such as offset printing papers, resulting in a 1.5% reduction compared to the fourth quarter ended December 31, 2004.

•                  The bleached paperboard market maintained its strength through the quarter.  Industry unmade orders and operating rates remain above historical trends.  Our bleached paperboard products reflect these conditions as we experienced a 5.7% and 2.0% price increase in our poly-coated paperboard and paperboard carton grades, respectively, in the first quarter ended March 31, 2005 compared to fourth quarter ended December 31, 2004.

•                  Higher raw material, energy and freight costs continued into the first quarter of 2005.  Of our raw materials, extrusion polymer used for our paperboard packaging grades experienced the most significant increase, 20.7%, in the first quarter ended March 31, 2005 compared to the fourth quarter ended December 31, 2004.  At this point, we believe our raw material, energy and freight costs have stabilized; however, this could change depending upon global demand and fuel costs.

•                  On February 25, 2005, the Governor of North Carolina signed into law a Hurricane Relief Bill.  We expect to be a recipient of $4.5 million of those funds through the Town of Canton for expenditures that will more permanently protect our shared wastewater facility.  Funding should be distributed to us as expenditures are incurred over the balance of 2005 and first half of 2006.

We define EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP.  We believe that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of our operating performance and as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows from operations in measuring our liquidity.  EBITDA and Adjusted EBITDA as we define these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended March 31, 2005 was $9.4 million compared to Adjusted EBITDA of $11.1 million for the three-month period ended December 31, 2004.

ADJUSTED EBITDA — NON-GAAP MEASURES ($000)

		Three Months Ended
		March 31 2005	December 31 2004
Net Income/(Loss)		$717	$1,438

Income Taxes		—	—
Interest Expense		4,257	4,085
Depreciation Expense		4,340	4,487
Amortization Expense		332	323

EBITDA		9,646	10,333

ESOP Expenses	(A)	1,631	1,123
Management Fee	(B)	—	536
Severance Expense	(C)	(316)	(173)
Flood Impact	(D)	(1,134)	1,648
Asset Sales	(E)	—	(1,627)
Bad Debt (Recovery) Expense	(F)	(383)	(710)

Adjusted EBITDA		$9,444	$11,130

(A)                  ESOP expense is a non-cash labor expense we incur each year in connection with our parent company’s Employee Stock Ownership Plan.

(B)                    The management fee (“KPS fee”) is a fee due to KPS Special Situations Fund, L.P., our parent company’s controlling stockholder.  Effective September 2001, this fee had been a non-cash accrued expense and effective October 1, 2003, the obligation to pay the KPS fee was assigned to our parent without recourse to us with the result that it was no longer one of our legal obligations.  Effective January 1, 2005, the management fee has been terminated in its entirety.

(C)                    Severance expenses for both the 2005 and 2004 three-month periods reflect adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.

(D)                   Flood impact reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(E)                     Includes gain or loss on the sale of equipment or other operation assets.  The adjustment in the three-month period ended December 31, 2004 reflects the sale of the Fort Worth DairyPak facility.

(F)                     Reflects funds received or bad debt expense related to customers’ liquidations.  The adjustment in the three-month periods ended March 31, 2005 and December 31, 2004 reflects adjustments to the reserve for Parmalat USA.

For additional information, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2004.